Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-71444, 333-83046 and 333-108844 of W.P. Stewart & Co., Ltd. on Form S-8 of our report dated June 27, 2008 relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, NY
June 27, 2008